AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of December 30, 2008, (the “Effective Date”) by and among Oxford Global Resources, Inc. (the “Company”), On Assignment, Inc. (“OA”) and Michael J. McGowan (“Executive”).

RECITALS

A.     The Company, OA and Executive previously entered into an agreement, dated January 3, 2007, pursuant to which Executive is employed as the President of the Company (the “Prior Agreement”).

B.      The Company, OA and Executive wish to amend and restate the Prior Agreement to implement changes required under Internal Revenue Code Section 409A (together with the regulations and official interpretations thereof, “Section 409A”).

AGREEMENT

1.           Employment Term.  Subject to the provisions for earlier termination hereinafter provided, Executive’s employment shall continue for a term commencing on the Effective Date and ending on December 31, 2009 (the “Initial Termination Date”); provided, that this Agreement shall be automatically extended for one additional year on the Initial Termination Date and on each subsequent anniversary of the Initial Termination Date unless either Executive or the Company elects not to so extend such term by notifying the other party, in accordance with Section 8 below, of such election not less than ninety (90) days prior to the Initial Termination Date, or any anniversary thereof, as applicable (in any case, the “Employment Period”).

2.           Position and Duties.

(a)           Position.  During the Employment Period, Executive shall serve as President of the Company and shall perform such employment duties as are usual and customary for such position.  Executive shall report to the Chief Executive Officer of OA (currently Peter Dameris).  OA shall retain full direction and control of the means and methods by which Executive performs the above services.  At OA’s reasonable request, Executive shall serve OA, the Company and/or their Affiliates in such other offices and capacities in addition to the foregoing as the Company shall designate, consistent with Executive’s position, without additional compensation beyond that specified in this Agreement.  For purposes of this Agreement, “Affiliate” shall mean each entity in any chain of parent entities or subsidiary entities with either of OA or the Company, as well as each majority-owned entity of any such parent entity or subsidiary entity, and their respective successors.

(b)           Place of Employment.  During the Employment Period, Executive shall perform the services required by this Agreement at the Company’s principal offices in Beverly, MA, unless otherwise mutually agreed upon by the parties.  Notwithstanding the foregoing, Executive may from time to time be required to travel temporarily to other locations on the Company’s or its Affiliates’ business, as may be reasonably requested.

(c)           Right to Attend Board Meetings.  Executive shall be entitled, during the Employment Period, to attend in-person meetings of the Board of Directors of OA (the “Board”), attend telephonic Board meetings and receive Board packages, in each case, to the same extent as other  Division Presidents of the Company, provided, that nothing herein shall or shall be construed so as to entitle Executive to be elected to serve on the Board or to participate (beyond being present in person or telephonically, as applicable) in any such meeting.

(d)           Exclusivity.  During the Employment Period, except for such other activities as the Board’s Compensation Committee (the “Committee”) shall approve in writing in its sole discretion, Executive shall devote his entire business time, attention and energies to the business and affairs of the Company and its Affiliates, to the performance of Executive’s duties under this Agreement and to the promotion of the Company’s interests, and shall not (i) accept any other employment, directorship or consultancy, or (ii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that is or may be competitive with, or that might place Executive in a competing position to, that of the Company or its Affiliates.

3.           Compensation.

(a)           Base Salary.  During the Employment Period, the Company shall pay Executive a base salary (the “Base Salary”), (i) initially set at three hundred and twenty thousand dollars ($320,000) per year, and (ii) beginning in calendar year 2008, at no less than three hundred and forty-five thousand dollars ($345,000) per year, subject thereafter to annual review and increase (but not decrease) in the sole discretion of the Committee and payable in accordance with the Company’s normal payroll procedures applicable to similarly situated executives of the Company, as in effect from time to time.

(b)           Annual Bonus.  In addition to the Base Salary, Executive shall be eligible to earn an annual bonus in respect of each calendar year during the Employment Period beginning in calendar year 2007, as described below (each, an “Annual Bonus”), subject in each case to Executive’s continued employment through the date on which annual bonuses are paid generally to the Company’s senior executives or, if earlier, March 30th of the year immediately following that in which such Annual Bonus is earned (if March 30th precedes the date on which annual bonuses are paid generally to the Company’s senior executives for any year, then the Annual Bonus for such year shall, to the extent payable, be paid to Executive as soon as practicable after such March 30th , but in no event later than ninety (90) days following the Executive’s Date of Termination).  In respect of calendar years during the Employment Period beginning after 2007, any Annual Bonus shall be determined by reference to the attainment of objective performance criteria, which criteria shall be determined by the Committee within sixty (60) days after the start of the applicable calendar year.  The potential amount of each such subsequent Annual Bonus shall range from zero to one hundred percent (0 – 100%) of the then-applicable Base Salary, with payouts structured substantially similar to the 2007 Annual Bonus payouts (e.g., cliff payout of fifty percent (50%) of Base Salary upon attainment of target(s) and then incremental payout to one hundred percent (100%) of Base Salary for above-target performance; for the avoidance of doubt, the performance criteria and targets applicable to such subsequent Annual Bonuses may vary from those applicable to the 2007 Annual Bonus).

(c)           Additional Synergy Incentive Bonus.  In addition to the Base Salary and any Annual Bonuses, during each of the first two years of the Employment Period, Executive shall be eligible to earn an additional synergy incentive bonus of up to one hundred thousand dollars  ($100,000) per year (the “Synergy Bonus”) in respect of certain synergy savings relating to the post-Merger integration of OA and the Company, as follows: (i) the Synergy Bonus shall become payable as to twenty thousand dollars ($20,000) on each quarterly anniversary of the Effective Date during the first two (2) years of the Employment Period, subject to Executive’s continued employment through each such quarterly anniversary (“Component A”), and (ii) if, during the first two (2) years of the Employment Period, the Company attains synergy performance objectives established by the Committee, the Synergy Bonus may become payable with respect to up to an additional twenty thousand dollars ($20,000) for each such year (“Component B”), at such time or times as the Committee shall determine, subject to Executive’s continued employment through date on which the Committee determines that Component B has been attained, which shall be the payment date of such Component B.  Determinations as to whether and when Component B performance objectives have been attained shall be made in the sole discretion of the Committee.  Provided that the Committee determines that such Component B performance objectives have been attained, payment of Component B shall occur as soon as reasonably practicable following the determination of the Committee, but in no event more than fifteen (15) days after such determination, with the exact payment date to be set by the Company in its sole discretion. No Synergy Bonus shall become payable with respect to employment beyond the second anniversary of the Effective Date.

(d)           Stock Option.  Subject to approval by the Committee, as soon as practicable following January 3, 2007, OA shall grant to Executive a nonqualified option to purchase one hundred twenty thousand (120,000) shares of OA common stock (the “Option”).  The Option shall be granted to Executive at an exercise price per share equal to one hundred percent (100%) of the fair market value of a share of OA common stock on the date of grant, as determined by the Committee. Subject to Executive’s continued employment with the Company through each such date, the Option shall vest and become exercisable with respect to seven thousand, five hundred (7,500) of the shares subject thereto on each quarterly anniversary of the date of grant of the Option (the “Option Grant Date”), such that the Option shall be vested and exercisable with respect to all shares subject thereto (subject to Executive’s continued employment) on the fourth (4th) anniversary of the Option Grant Date.  Consistent with the foregoing, the terms and conditions of the Option, including the applicable vesting conditions, shall be set forth in an Option grant agreement to be entered into by OA and Executive in a form prescribed by OA which shall evidence the grant of the Option (the “Option Agreement”).  The Option shall, subject to the provisions of this Section 3(d), be governed in all respects by the terms of the applicable Option Agreement.

(e)           Restricted Stock Units.  Subject to approval by the Committee, as soon as practicable following the January 3, 2007, OA shall grant to Executive sixty thousand (60,000) restricted stock units (the “RSUs”) under the OA Restated 1987 Stock Option Plan, as amended and restated April 7, 2006 (the “Equity Plan”).  The RSU grant shall vest as to three thousand, seven hundred and fifty (3,750) RSUs on each quarterly anniversary of the date of grant of the RSUs (the “RSU Grant Date”), subject to Executive’s continued employment with the Company through each such vesting date, such that all of the RSUs shall be vested (subject to Executive’s continued employment) on the fourth (4th) anniversary of the RSU Grant Date.  Shares of the Company common stock shall be delivered in respect of RSUs vesting in accordance with this Section 3(e) on or as soon as practicable after the applicable vesting date of such RSUs, but in no event more than fifteen (15) days after such vesting date, with the exact payment date to be determined by the Company in its sole discretion. Consistent with the foregoing, the terms and conditions of the RSUs shall be set forth in a RSU grant agreement to be entered into by OA and Executive in a form prescribed by OA which shall evidence the grant of the RSUs (the “RSU Agreement”).  The RSUs shall, subject to the provisions of this Section 3(e), be governed in all respects by the terms of the Equity Plan and the applicable RSU Agreement.

(f)           Benefit Plans.  During the Employment Period, Executive and Executive’s legal dependents shall be eligible to participate in the welfare benefit plans, policies and programs (including, if applicable, medical, dental, disability, life and accidental death insurance plans and programs) maintained by the Company for its senior executives.  In addition, Executive shall be eligible to participate in such incentive, savings and retirement plans, policies and programs as are made available to similarly situated executives of the Company, provided, that the Company shall have no obligation, in any case, to adopt, maintain or continue any such plans, policies or programs.

(g)           Additional Perquisites.  In addition to the compensation and benefits described above in this Section 3, during the Employment Period, the Company shall pay or reimburse Executive for actual, properly substantiated expenses incurred by Executive in connection with (i) the lease or purchase of an automobile, not to exceed five hundred dollars ($500) per month; (ii) an annual physical examination, not to exceed one thousand, five hundred dollars ($1,500) per calendar year; and (iii) tax preparation and financial planning, not to exceed two thousand, five hundred dollars ($2,500) per calendar year.  On all international and all transcontinental North American airplane flights, Executive shall be entitled to fly business class or, if any flight offers only two classes of service, first class.

(h)           Vacation.  During the Employment Period, Executive shall be entitled to four (4) weeks of paid vacation per calendar year, pro rated for any service by Executive during any partial calendar year, provided, that Executive shall not accrue any vacation time in excess of four (4) weeks (for the avoidance of doubt, vacation shall stop accruing at four (4) weeks and accrual shall not re-commence until accrued vacation falls below four (4) weeks, but up to four (4) weeks of accrued vacation may be carried forward to any succeeding calendar year).

(i)           Expenses.  During the Employment Period, Executive shall be entitled to receive prompt reimbursement of all reasonable business expenses incurred by Executive in accordance with the Company expense reimbursement policy applicable to senior executives of the Company, as in effect from time to time, provided that Executive properly substantiates such expenses in accordance with such policy.

(j)           Insurance and Indemnification. For the period from the Effective Date through at least the tenth (10th) anniversary of the Date of Termination, the Company shall maintain Executive as an insured party on all directors’ and officers’ insurance maintained by the Company for the benefit of its directors and officers on at least the same basis as all other covered individuals and provide Executive with at least the same corporate indemnification as it provides to its similarly situated executives.

4.           Termination of Employment.

Either the Company or Executive may terminate Executive’s employment at any time for any reason or no reason.  The following provisions shall control any such termination of Executive’s employment.

(a)           Termination by the Company Without Cause.  The Company may terminate Executive’s employment without Cause (as defined below) at any time during the Employment Period upon written notice to Executive provided in accordance with Section 8 below.  If Executive’s employment is terminated as provided in this Section 4(a), the Company shall, upon the Date of Termination, or in the case of obligations described in clause (iv) below, as such obligations become due to Executive, pay or provide to Executive, (i) Executive’s earned but unpaid Base Salary accrued through such Date of Termination, (ii) accrued but unpaid vacation time through such Date of Termination, (iii) reimbursement of any properly submitted business expenses incurred by Executive prior to the Date of Termination that are reimbursable under Sections 3(g) or 3(i) above, and (iv) any vested benefits and other amounts due to Executive under any plan, program or policy of the Company (together, all of these benefits shall be referred to as the “Accrued Obligations”). The Accrued Obligations will be paid to Executive as soon as practicable, in accordance with applicable law, but in no event later than thirty (30) days following the Date of Termination (provided, in the case of reimbursable expenses, that such expenses have been properly submitted to the Company within at least fourteen (14) calendar days following the Date of Termination).  In addition, subject to Sections 4(g) and 4(i) below, Executive’s execution and non-revocation of a binding Release (as defined below) in accordance with Section 4(h) below and Executive’s continued compliance with the Confidentiality Agreement (as defined below), Executive shall be entitled to the following payments and benefits from the Company (together, all of these benefits shall be referred to as the “Severance”):

(1)
payment of  one hundred percent (100%) of Executive’s Base Salary at the rate in effect as of the Date of Termination, in substantially equal installments for a period of twelve (12) months following the Date of Termination, in accordance with the Company’s normal payroll procedures applicable to senior executives of the Company, as in effect from time to time (but no less often than monthly), provided, that payment of the amounts described in this Section 4(a)(1) shall not commence until the Company’s first payroll date occurring on or after the thirtieth (30th) day following the Date of Termination (the “First Payroll Date”) and any amounts that would otherwise have been paid prior to the First Payroll Date shall instead be paid on the First Payroll Date;

(2)
subject to Executive’s proper election to continue healthcare coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”),for a period of twelve (12) months from the Date of Termination, the Company will pay Executive the difference between Executive’s COBRA premiums (in respect of COBRA benefits to be provided through third-party insurance maintained by the Company under the Company’s benefit plans for Executive and his legal dependents to the extent each such individual received healthcare coverage provided by the Company immediately prior to such termination of employment), and the cost to Executive of such coverage immediately prior to such termination (subject to premium increases affecting participants in such plan(s) generally).  The Company shall provide this premium cost offset in a manner that causes such COBRA benefits to be exempt from the application of Section 409A under Treasury Regulation Section 1.409A-1(a)(5), provided, that if during the twelve (12) month period, any plan pursuant to which such benefits are to be provided ceases to be exempt from the application of Section 409A under Treasury Regulation Section 1.409A-1(a)(5), then an amount equal to each such remaining premium cost offset shall thereafter be paid to Executive as currently taxable compensation in substantially equal monthly installments over the remainder of the twelve (12) month period; following such twelve (12)-month continuation period, any further continuation of such coverage under applicable law shall be at Executive’s sole expense; and

(3)
a pro-rated portion of Component A of the Synergy Bonus that would otherwise become payable in respect of the quarter in which the Date of Termination occurs (if any), had Executive remained employed by the Company through the last day of such quarter, determined by multiplying twenty-thousand dollars ($20,000) by a fraction, the numerator of which equals number of days elapsed in such quarter through the Date of Termination and the denominator of which equals ninety-one point twenty-five (91.25).  Such bonus shall be paid to Executive as soon as reasonably practicable following Executive’s Date of Termination, but in no event later than ninety (90) days following the Date of Termination.

Each payment under this Section 4(a)(1)(2) and (3) above shall be treated as a separate payment for the purposes of Section 409A.

(b)           Death; Disability.  If Executive dies during the Employment Period or Executive’s employment is terminated due to Executive’s Disability (constituting a “disability” within the meaning of Section 409A), Executive or Executive’s estate, as applicable, shall be entitled to receive the Accrued Obligations upon the Date of Termination, or, in the case of benefits described in Section 4(a)(iv), as such obligations become due to Executive.  In addition, subject to Sections 4(g) and 4(i) below, Executive’s (or Executive’s estate’s) execution and non-revocation of a binding Release in accordance with Section 4(h) below and Executive’s continued compliance with the Confidentiality Agreement (upon a Disability termination), Executive (or Executive’s estate) shall be entitled to receive the Severance (as defined above).  .

(c)           Change In Reporting Relationship; Relocation.  If, during the Employment Period, the Company changes the terms of Executive’s employment such that (i) Executive is required to report directly to any person that is subordinate to OA’s Chief Executive Officer, or (ii) Executive’s principal work location is relocated more than fifty (50) miles from Beverly Massachusetts, such that it constitutes a material change in the geographic location at which he must perform services under this Agreement (within the meaning of Section 409A), upon Executive’s written notification to the Company within sixty (60) days following the occurrence of either such change, in accordance with Section 8 below, and the Company’s failure, within thirty (30) days of the Company’s receipt of such notice to remedy such change, Executive may terminate his employment due to such change, such that the date of Executive’s Separation from Service occurs no later than thirty-five (35) days after Executive furnishes notice.  If Executive terminates Executive’s employment pursuant to this Section 4(c), Executive shall be entitled to receive the Accrued Obligations upon the Date of Termination or, in the case of benefits described in Section 4(a)(iv), as such obligations become due to Executive.  In addition, subject to Sections 4(g) and 4(i) below, Executive’s execution and non-revocation of a binding Release in accordance with Section 4(h) below and Executive’s continued compliance with the Confidentiality Agreement, Executive shall be entitled to receive that portion of the Severance benefits described in each of Section 4(a)(1) and Section 4(a)(2) above.  For the avoidance of doubt, Executive shall not be entitled to receive any other component of the Severance (as defined above) upon a termination in accordance with this Section 4(c).

(d)           Voluntary Termination.  Executive may voluntarily terminate Executive’s employment (for any reason other than that described in Section 4(c) above) upon ninety (90) days’ notice to OA provided in accordance with Section 8 below, subject to the Company’s right to waive any or all of such notice period.  If Executive so terminates Executive’s employment, Executive shall be entitled to receive the Accrued Obligations upon the Date of Termination or, in the case of benefits described in Section 4(a)(iv), as such obligations become due to Executive.  If the Company elects to waive all or any portion of the notice period provided for in this Section 4(d), Executive shall, subject to Sections 4(g) and 4(i) below, Executive’s execution and non-revocation of a binding Release in accordance with Section 4(h) below and Executive’s continued compliance with the Confidentiality Agreement, be entitled to payment of the Base Salary that would otherwise become payable in respect of such waived period absent the Company’s waiver, but shall, for all other purposes, be treated as having terminated employment prior to such waived notice period.

                      (e)           Cause.  If Executive’s employment becomes terminable by the Company for Cause (as defined below), then the Company shall provide Executive with written notice setting forth in reasonable detail the nature of such Cause and, to the extent capable of cure, Executive shall have a period of fifteen (15) days to cure such Cause (or such longer period as may be permitted under the definition of Cause below).  If Executive has not cured such Cause within fifteen (15) days of the Company’s provision of such notice (to the extent capable of cure), then the Company may terminate Executive’s employment immediately and Executive shall be entitled to receive the Accrued Obligations upon the Date of Termination or, in the case of benefits described in Section 4(a)(iv), as such obligations become due to Executive.

(f)           Non-Renewal of Employment Period.  If the Company elects not to renew the Employment Period (or any extension thereof), Executive shall be entitled to receive the Accrued Obligations upon the Date of Termination or, in the case of benefits described in Section 4(a)(iv), as such obligations become due to Executive.   In addition, if, at the time of Executive’s receipt of the Company’s notice of election not the renew the Employment Period (or any extension thereof), Executive is willing and able to extend the Agreement and continue providing services on terms and conditions substantially similar to those contained in this Agreement, then subject to Sections 4(g) and 4(i) below, Executive’s execution and non-revocation of a binding Release in accordance with Section 4(h) below and Executive’s continued compliance with the Confidentiality Agreement (as defined below), Executive shall be entitled to receive that portion of the Severance benefits described in each of Section 4(a)(1) and Section 4(a)(2) above for a period of six (6) months (instead of twelve (12) months).  For the avoidance of doubt, Executive shall not be entitled to receive any other component of the Severance (as defined above) upon a termination in accordance with this Section 4(f).

(g)           Change in Control Benefits.  During the Employment Period, Executive shall be eligible to participate in the On Assignment, Inc. Change in Control Severance Plan (the “CIC Plan”) at the level of “Division President,” as such plan may be amended from time to time in accordance with its terms.  In the event that Executive actually receives benefits under the CIC Plan, such benefits shall be in lieu and full replacement of any benefits to which Executive would otherwise become entitled under this Section 4 and Executive shall not be entitled to receive any of the benefits described in this Section 4.

(h)           Release; Exclusivity of Benefits.  Notwithstanding anything in this Agreement to the contrary, it shall be a condition to Executive’s right to receive the Severance (as defined above) that Executive (or his estate) execute, deliver to the Company and not revoke a general release of claims in a form prescribed by the Company and attached hereto as Exhibit B (the “Release”).  Except as expressly provided in this Agreement and/or by applicable law, upon the termination of Executive’s employment, the Company shall have no obligation to Executive in connection with Executive's employment with the Company or the termination thereof.

(i)           Potential Six-Month Delay.  Notwithstanding anything to the contrary in this Agreement, no compensation or benefits, including without limitation any Severance payments, shall be paid to Executive during the six (6)-month period following Executive’s “separation from service” (within the meaning of Section 409A(a)(2)(A)(i) of the Internal Revenue Code of 1986, as amended (the “Code”)) to the extent the Committee reasonably determines Executive is a “specified employee” at the time of such Separation from Service (within the meaning of Section 409A) and that that paying such amounts at the time or times indicated in this Agreement would be a prohibited distribution under Section 409A(a)(2)(b)(i) of the Code and/or cause Executive to incur additional taxes under Section 409A of the Code.  If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such six (6)-month period, (or such earlier date upon which such amount can be paid under Section 409A without being subject to such additional taxes, including as a result of Executive’s death), the Company shall pay Executive a lump-sum amount equal to the cumulative amount that would have otherwise been payable to Executive during such six (6)-month period, without interest thereon.

(j)           Definitions.

“Cause” means Executive’s willful breach of duty unless waived by the Company (which willful breach is limited to Executive’s deliberate and consistent refusal to perform Executive’s duties or Executive’s deliberate and consistent refusal to conform to or follow any reasonable policy adopted by the Company provided Executive has had prior written notice of such refusal and an opportunity of at least thirty (30) days to cure such refusal); Executive’s unauthorized use or disclosure of confidential information or trade secrets of the Company; Executive’s breach of an applicable non-competition or non-solicitation agreement; Executive’s conviction of a felony under the laws of the United States or any state thereof; or Executive’s gross negligence.

“Date of Termination” shall mean the date on which Executive experiences a separation from service within the meaning of Section 409A(a)(2)(A)(i) of the Internal Revenue Code of 1986, as amended, and Treasury Regulation Section 1.409A-1(h). (a “Separation from Service”).

“Separation from Service” has the meaning assigned pursuant to Section 409A(a)(2)(A)(i) of the Internal Revenue Code of 1986, as amended, and Treasury Regulation Section 1.409A-1(h).

5.           Confidentiality, Non-Solicitation and Non-Competition Agreement.  Concurrently herewith, Executive agrees to execute and comply with the terms of the Confidentiality, Non-Solicitation and Non-Competition Agreement attached hereto as Exhibit A (the “Confidentiality Agreement”).  The compensation and benefits provided under this Agreement, together with compensation and benefits provided under the Merger Agreement, any Severance obligations arising hereunder and other good and valuable consideration are hereby acknowledged by the parties hereto to constitute adequate consideration for Executive’s entering into the Confidentiality Agreement.

6.           Intentionally Omitted.

7.           Representations.

(a)           No Violation of Other Agreements.  Executive hereby represents and warrants to the Company that (i) he is entering into this Agreement voluntarily and that the performance of his obligations hereunder will not violate any agreement between him and any other person, firm, organization or other entity, including without limitation, any agreements with the Company or Barton and Associates, Inc., or any of the respective Affiliates thereof, and (ii) he is not bound by the terms of any agreement with any previous employer or other party to refrain from competing, directly or indirectly, with the business of such previous employer or other party that would be violated by his entering into this Agreement and/or providing services to the Company pursuant to the terms of this Agreement.

(b)           No Disclosure of Confidential Information.  Executive’s performance of his duties under this Agreement will not require him to, and he shall not, rely on in the performance of his duties or disclose to the Company or any other person or entity or induce the Company in any way to use or rely on any trade secret or other confidential or proprietary information or material belonging to any previous employer of Executive.

8.           Notice.  Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and delivered personally or sent by fax, email or registered or certified mail, postage prepaid, addressed as follows (or if it is sent through any other method agreed upon by the parties):

If to OA:

On Assignment, Inc.
26651 W. Agoura Road
Calabasas, CA 91302
Tel: (818) 878-7900
Attention: Chief Executive Officer

If to Executive: to the most current home address on file with the Company’s Human Resources department,

or to such other address as any party hereto may designate by notice to the other in accordance with this Section 8, and shall be deemed to have been given upon receipt.

9.            Section 409A.

(a)           General.  The payments and benefits provided hereunder are intended to be exempt from or compliant with the requirements of Section 409A.  Notwithstanding any provision of this Agreement to the contrary, in the event that following the Effective Date hereof,  either party reasonably determines that any payments or benefits hereunder are not either exempt from or compliant with the requirements of Section 409A, the Company and Executive shall work together to adopt such amendments to this Agreement or adopt such other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions that are necessary or appropriate (i) to preserve the intended tax treatment of the payments and benefits provided hereunder, to preserve the economic benefits with respect to such payments and benefits, and/or (ii) to exempt such payments and benefits from Section 409A or to comply with the requirements of Section 409A and thereby avoid the application of penalty taxes thereunder, provided that the Company shall have no obligation to take any action described in this Section 9(a) or to indemnify Executive for any failure to take any such action.

(b)         Certain Reimbursements.  To the extent that any reimbursements hereunder constitute taxable compensation to Executive, such reimbursements shall be made to Executive promptly, but in no event after December 31st of the year following the year in which the expense was incurred, the amount of any such amounts reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and Executive’s right to reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit.

10.           Miscellaneous.

(a)           Governing Law.  This is a Massachusetts contract and shall be construed and enforced under and be governed in all respects by the laws of the Commonwealth of Massachusetts, without regard to the conflict of laws principles thereof.  The parties hereto consent to the jurisdiction of the state and federal courts located in the Commonwealth of Massachusetts to adjudicate any disputes among such parties.

(b)           Captions.  The captions of this Agreement are not part of the provisions hereof, rather they are included for convenience only and shall have no force or effect.

(c)           Amendment.  The terms of this Agreement may not be amended or modified other than by a written instrument executed by the parties hereto or their respective successors.

(d)           Withholding.  The Company shall withhold from any amounts payable under this Agreement all federal, state, local and/or foreign taxes, as the Company determines to be legally required pursuant to any applicable laws or regulations.

(e)           No Waiver.  Failure by either party hereto to insist upon strict compliance with any provision of this Agreement or to assert any right such party may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(f)           Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(g)           Construction.  The parties hereto acknowledge and agree that each party has reviewed and negotiated the terms and provisions of this Agreement and has had the opportunity to contribute to its revision.  Accordingly, the rule of construction to the effect that ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement.  Rather, the terms of this Agreement shall be construed fairly as to both parties hereto and not in favor or against either party by the rule of construction abovementioned.

(h)           Assignment.  This Agreement is binding on and for the benefit of the parties hereto and their respective successors, heirs, executors, administrators and other legal representatives.  Neither this Agreement nor any right or obligation hereunder may be assigned by Executive, except as provided in this Agreement.

(i)           Entire Agreement.  As of the Effective Date, this Agreement, together with the Confidentiality Agreement, any applicable Stock Option Agreement and RSU Agreement and applicable provisions of each of the CIC Plan and the Equity Plan, constitute the final, complete and exclusive agreement and understanding between Executive and the Company with respect to the subject matter hereof and replaces and supersedes any and all other agreements, including the Prior Agreement, offers or promises, whether oral or written, made to Executive by the Company or any representative thereof.   Without limiting the generality of the foregoing, this agreement expressly supersedes and replaces in its entirety the employment agreement between Michael J. McGowan, Oxford & Associates, Inc. and Centennial Associates, Inc. dated May 15, 1997, as such agreement has been amended from time to time, and all rights and obligations arising under or in connection with such agreement shall be extinguished upon the Effective Date.

(j)           Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, Executive has hereunto set his hand and, pursuant to the authorization from the Committee, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

ON ASSIGNMENT, INC.

By:	/s/ Peter Dameris
Name: Peter Dameris
Title: Chief Executive Officer

OXFORD GLOBAL RESOURCES, INC.

By:	/s/ Robert Brown
Name: Robert Brown
Title: Senior Corporate Counsel

/s/ Michael J. McGowan
Name: Michael J. McGowan

Exhibit A

[CONFIDENTIALITY AGREEMENT]

Exhibit B

[RELEASE AGREEMENT]